ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® ENHANCED BOND INDEX FUND

5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

February 7, 2022
Dear Contract Owner:
We are sending you this information statement because you own a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York. As a contract owner, you are an indirect participant in the Fund listed above. There is no action required on your part.
We are informing you of a change affecting the Fund. The Board of Trustees of the Allianz Variable Insurance Products Trust approved two new sub-subadvisers for the Fund. Accordingly, effective December 1, 2021, BlackRock International Limited and BlackRock (Singapore) Limited each serves as a sub-subadviser to the Fund.
The Board took this action on the recommendation of Allianz Investment Management LLC, the Fund’s investment manager, at the request of BlackRock Financial Management, Inc., the Fund’s subadviser. The new sub-subadvisers were added to improve operational efficiencies related to the trading of portfolio securities in certain European and Asian markets. There is no change to the Fund’s investment manager or subadviser.
The Board took this action pursuant to an exemptive order received by the Trust and the manager from the U.S. Securities and Exchange Commission that permits the Board generally to approve new subadvisers, or sub-subadvisers, for the Fund, upon recommendation of the manager, without shareholder approval.
Please take the time to review the enclosed information statement which describes these changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy. If you have any questions, please feel free to contact the Allianz Service Center at (800) 624-0197.

Sincerely,
Brian Muench
President
Allianz Variable Insurance Products Trust

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
AZL® ENHANCED BOND INDEX FUND
5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

February 7, 2022

INFORMATION STATEMENT

INTRODUCTION
This information statement is being sent on behalf of the Board of Trustees (the “Board” or the “Trustees”) of Allianz Variable Insurance Products Trust (the “Trust”) by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (together, “Allianz”) to owners of certain variable annuity contracts or variable life insurance policies (“Contracts”) issued by Allianz.
At a meeting held November 16, 2021, the Board considered a recommendation by Allianz Investment Management LLC (the “Manager”), the investment manager to the AZL Enhanced Bond Index Fund (the “Fund”), to approve new Sub-Sub-Investment Advisory Agreements (the “Sub-Subadvisory Agreements”) between BlackRock Financial Management, Inc. (the “Subadviser”), the subadviser to the Fund, and each of BlackRock International Limited and BlackRock (Singapore) Limited (the “Sub-Subadvisers”). At the meeting, the Board reviewed materials furnished by the Manager pertaining to the Sub-Subadvisers and the Sub-Subadvisory Agreements and voted unanimously to approve the Sub-Subadvisory Agreements, which became effective December 1, 2021.
The Board approved the Sub-Subadvisory Agreements without shareholder approval pursuant to an exemptive order issued to the Trust and the Manager by the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2002 (the “Order”). The Order permits the Board, upon the recommendation of the Manager, to hire new subadvisers, or sub-subadvisers, without obtaining shareholder approval.
Pursuant to the terms of the Order, this information statement is being provided to owners of Contracts who, by virtue of their ownership of the Contracts, beneficially owned shares of the Fund at the close of business on December 31, 2021. This information statement describes the circumstances surrounding the Board’s approval of the Sub-Subadvisory Agreements and provides you with an overview of the terms of the Sub-Subadvisory Agreements. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Allianz Variable Insurance Products Trust (the “Trust”)
The Trust is a Delaware statutory trust of the series type organized under an Amended and Restated Agreement and Declaration of Trust dated December 1, 2021, and is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust is comprised of 20 separate investment portfolios, including the Fund, each of which is, in effect, a separate mutual fund.
Shares of the Fund are available for certain Contracts that offer the Fund as an investment option. In addition, the Allianz Variable Insurance Products Fund of Fund Trust (the “FOF Trust”) invests in shares of the Fund. Shares of the Fund are subject to a 12b-1 distribution fee in the amount of 0.25% of average daily net assets.
The Trust and the FOF Trust currently offer their shares only to one or more separate accounts of Allianz as funding vehicles for the Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus describes the Contracts issued through the separate accounts.
Administrator and Principal Underwriter
Citi Fund Services Ohio, Inc. (“CFSO”), whose principal location is 4400 Easton Commons, Suite 200, Columbus, Ohio 43219, serves as the Funds’ administrator, and fund accountant. Administrative services of CFSO include providing office space, equipment and clerical personnel to the Funds and supervising custodial, auditing, valuation, bookkeeping, legal and dividend disbursing services.
Allianz Life Financial Services, LLC (“ALFS”), whose principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund’s principal underwriter. ALFS is affiliated with the Manager.
ALFS receives 12b‑1 fees directly from shares of the Fund, plus a Trust-wide annual fee of $42,500, paid by the Manager from its profits and not by the Trust, for recordkeeping and reporting services. For the fiscal year ended December 31, 2021, the Fund paid ALFS $6,120,392 in 12b-1 fees.
Pursuant to separate agreements between the Fund and the Manager, the Manager provides a Chief Compliance Officer (“CCO”) and certain compliance oversight and filing services to the Trust. Under these agreements the Manager is entitled to an amount equal to the portion of the compensation and certain other expenses related to the individuals performing the CCO and compliance oversight services, as well as $100.00 per hour for time incurred in connection with the preparation and filing of certain documents with the SEC. The fees are paid to the Manager on a quarterly basis. For the fiscal year ended December 31, 2021, the Fund paid the Manager administrative and compliance service fees of $25,742.
Allianz Investment Management LLC (the “Manager”)
The Manager serves as the Trust’s investment manager pursuant to an investment management agreement dated April 27, 2001, as amended (the “Management Agreement”). The Subadviser serves as the Fund’s subadviser pursuant to a Subadvisory Agreement dated April 29, 2009, as amended, between the Manager and the Subadviser.
The Fund’s initial sole shareholder, Allianz Life Insurance Company of North America, approved the Management Agreement and the Subadvisory Agreement on April 29, 2009. Because the Fund’s initial sole shareholder approved the Management Agreement and the Subadvisory Agreement, it has not been necessary for the Fund subsequently to seek shareholder approval of those Agreements. Pursuant to Section 15(c) of the 1940 Act, however, the Board has continued the Management Agreement and Subadvisory Agreement on an annual basis, most recently, at a meeting held September 14, 2021, at which the Board considered materials furnished by the Manager pertaining to the Management Agreement and the Subadvisory Agreement and unanimously approved the continuation of those Agreements.  With respect to the Sub-Subadvisory Agreements, Section 15(a) of the 1940 Act generally would require that a majority of a fund’s outstanding voting securities approve any new sub-subadvisory agreement for the Fund. However, the Order permits the Board generally to approve new subadvisers, and sub-subadvisers, upon the recommendation of the Manager without shareholder approval.  At a meeting held November 16, 2021, the Board voted unanimously to approve the Sub-Subadvisory Agreements, which became effective December 1, 2021.
The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Manager is a wholly owned subsidiary of Allianz Life Insurance Company of North America, and its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416. The Manager is an

indirect wholly-owned subsidiary of Allianz SE, one of the world’s largest insurance and financial services companies. Allianz SE is headquartered in Munich, Germany and has operations in more than 70 countries. In North America, Allianz SE subsidiaries are engaged in the life insurance, property/casualty insurance, broker-dealer, banking, investment adviser, mutual fund and ETF businesses.
The Manager, under the Management Agreement, is responsible for the overall management of the Trust and, for funds which are subadvised, such as the Fund, for retaining subadvisers to manage the assets of each fund according to its investment objective and strategies. The Manager has engaged one or more subadvisers for each subadvised fund of the Trust to act as each fund’s investment subadviser and provide day-to-day portfolio management. As part of the Manager’s duties to recommend and supervise fund subadvisers, the Manager is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser’s contract with the Trust should be renewed, modified, or terminated. The Manager regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.
The Fund pays the Manager a fee at an annual rate of 0.35% based on average daily net assets, computed daily and paid monthly, for the services provided and expenses assumed by the Manager pursuant to the Management Agreement. The Manager has entered into a separate agreement (the “Expense Limitation Agreement”) with the Fund pursuant to which the Manager has agreed to waive or limit its fees and to assume other expenses to the extent necessary to limit the Fund’s total annual fund operating expenses, as a percentage of average daily net assets, to 0.70%, through at least April 30, 2023.
BlackRock Financial Management, Inc. (the “Subadviser”)
The Subadviser has its principal offices at 55 East 52nd Street, New York, NY 10055, and is a wholly-owned, indirect subsidiary of BlackRock, Inc. (“BlackRock”), one of the largest publicly traded investment management firms in the United States, with total firm assets under management, which includes the Subadviser and Sub-Subadvisers, of approximately $10.0 trillion as of December 31, 2021.
The Subadvisory Agreement provides that, subject to supervision by the Manager and the Board, the Subadviser has discretion to manage the investment of the Fund’s assets in accordance with the applicable limits and requirements set forth in (i) the Fund’s prospectus and statement of additional information, (ii) instructions and directions of the Manager and the Board, (iii) the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, (iv) the procedures and standards established in accordance with the Management Agreement, and (v) any of the Subadviser’s policies and procedures communicated to the Fund or the Manager.
The Subadviser is responsible to vote, or abstain from voting, all proxies with respect to companies whose securities are held by the Fund in accordance with the Subadviser’s proxy voting guidelines and procedures. The Subadviser selects the broker-dealers through which the Fund will place investment orders in accordance with the Subadviser’s policies and procedures as in effect from time to time and consistent with the Subadviser’s responsibility to seek best execution. When the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of its other clients, the Subadviser may aggregate the securities to be sold or purchased and allocate such securities, and the expenses incurred in the transaction, in a manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and its other clients and with the Subadviser’s policies and procedures in effect from time to time.
The Subadvisory Agreement provides that for the services provided and the expenses assumed by the Subadviser, the Manager (out of its fees received from the Fund under the Management Agreement) will pay the Subadviser a fee based on average daily net assets of 0.14% on the first $100 million, 0.09% on the next $200 million, and 0.05% on all assets over $300 million.
BlackRock International Limited and BlackRock (Singapore) Limited (the “Sub-Subadvisers”)
BlackRock International Limited (“BIL”), with principal offices at Exchange Place One, 1 Semple Street, Edinburgh, EH3 8BL, United Kingdom, is a registered investment adviser with the SEC under the Advisers Act. BIL is an indirect, wholly owned subsidiary of BlackRock. Blackrock Group Limited owns, of record or beneficially, 100% of the outstanding voting securities of BIL. As of December 31, 2020, BIL had approximately $78.1 billion of assets under management.
BlackRock Singapore Limited (“BSL”), with principal offices at Twenty Anson, 20 Anson Road, #18-01, Singapore, Singapore 079912 is a registered investment adviser with the SEC under the Advisers Act. BSL is an indirect, wholly owned subsidiary of BlackRock. Blackrock (Singapore) Holdco Pte. Limited owns, of record or beneficially, 100% of the outstanding voting securities of BSL. As of December 31, 2020, BSL had approximately $48.8 billion of assets under management.
The names and principal occupations of the directors and principal executive officer of each Sub-Subadviser are set forth in the following tables.
BlackRock International Limited
Name	Principal Occupation	Address
Nicholas James Charrington	Non-Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
Deborah Clark	Non-Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
Christian Clausen	Non-Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
Stephen Harold Cohen	Executive Director, (Chief Executive Officer)	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
Eleanor Judith De Freitas	Non-Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
Matthieu Benoit Duncan	Non-Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
James Edward Fishwick	Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
Stacey Mullin Outhwaite	Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom
Margaret Anne Young	Non-Executive Director	Exchange Place One, 1 Semple Street Edinburgh, EH3 8BL, United Kingdom

BlackRock (Singapore) Limited
Name	Principal Occupation	Address
Patrick K. Leung	Director	Twenty Anson, 20 Anson Road, #18-01, Singapore, Singapore 079912
Martin Cook	Director	Twenty Anson, 20 Anson Road, #18-01, Singapore, Singapore 079912
Neeraj Seth	Director	Twenty Anson, 20 Anson Road, #18-01, Singapore, Singapore 079912
Deborah J. Ho	Chief Executive Officer and Director	Twenty Anson, 20 Anson Road, #18-01, Singapore, Singapore 079912
Abad Amelizza Refe	Secretary	12 Marina Boulevard, #30-03, Marina Bay Financial Centre, Singapore 018982
Thomas Choo Kong Yu	Secretary	12 Marina Boulevard, #30-03, Marina Bay Financial Centre, Singapore 018982

No person who is an officer or trustee of the Trust is an officer, employee, or director of the Sub-Subadvisers.

The Sub-Subadvisers do not act as investment adviser to any registered investment company having a similar investment objective.
INVESTMENT SUB-SUBADVISORY AGREEMENTS
Under the Sub-Subadvisory Agreements, the Subadviser retains the Sub-Subadvisers to provide sub-subadvisory services to the Fund in connection with Subadviser’s subadvisory activities to the Fund. The Sub-Subadvisory Agreements provide that, subject to the oversight and supervision of the Subadviser, the Manager, and the Board, the Sub-Subadvisers will perform certain of the day-to-day operations of the Fund at the request of the Subadviser, which may include one or more of the following services:
(a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Subadviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund;
(b) arranging for the purchase and sale of securities and other assets of the Fund;
(c) providing investment research and credit analysis concerning the Fund’s investments;
(d) assisting the Subadviser in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments;
(e) placing orders for all purchases and sales of such investments made for the Fund; and
(f) maintaining the books and records as are required to support Fund investment operations.
The Sub-Subadvisers will provide services in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information and resolutions of the Trust’s Board. The types of transactions that the Sub-Subadviser may carry out include (a) buying, selling or otherwise dealing in investments; (b) borrowing securities; (c) making deposits; (d) subscribing to issues and accepting placings of investment; (e) effecting transactions whether or not on any trading venue or exchange; and (f) otherwise acting as the Sub-Subadviser judges appropriate in relation to the Fund.
The Sub-Subadvisers will select the broker-dealers through which the Fund will place investment orders in accordance with their policies and procedures as in effect from time to time and consistent with the Sub-Subadvisers’ responsibility to seek best execution. When a Sub-Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of their other clients, the Sub-Subadviser may aggregate the securities to be sold or purchased and will allocate such securities, and the expenses incurred in the transaction, in a manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to its other clients and with its policies and procedures in effect from time to time.
The Sub-Subadvisers will maintain such books and records as required under the 1940 Act.
The Sub-Subadvisory Agreements provide that the Subadviser (out of its fees received from the Manager under the Subadvisory Agreement) will pay the Sub-Subadvisers, for services rendered by each Sub-Subadviser, a fee, computed daily and payable monthly, as agreed between the Subadviser and each Sub-Subadviser from time to time.
Advisory and Subadvisory Fees
For the fiscal year ended December 31, 2021, the Manager earned $8,568,531 from the Fund under the Management Agreement. No expenses were waived under the Expense Limitation Agreement during the period. No prior expenses waived by the Manager under the Expense Limitation Agreement were recouped during the period.
For the fiscal year ended December 31, 2021, the Subadviser received $1,393,897 for its subadvisory services to the Fund.
Board Consideration of the Sub-Subadvisory Agreements
At the meeting held on November 16, 2021, the Board considered the Manager’s recommendation to add the Sub-Subadvisers, reviewed materials furnished by the Manager pertaining to the Sub-Subadvisers and the Sub-Subadvisory Agreements, and unanimously approved the Sub-Subadvisory Agreements, which became effective December 1, 2021.
The Manager, as investment manager of all of the outstanding series of the Trust, is charged with researching and recommending subadvisers, including sub-subadvisers, for the subadvised funds of the Trust, including the Fund. The Manager has adopted policies and procedures to assist it in analyzing each subadviser with expertise in a particular asset class for purposes of making the recommendation that a specific subadviser be selected. The Board reviews and considers the information provided by the Manager in deciding which subadvisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Manager to monitor and evaluate the investment performance and other responsibilities of the subadviser.
The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the Sub-Subadvisory Agreements in light of its experience in governing the Trust and working with the Manager and the subadvisers on matters relating to the mutual funds that are outstanding series of the Trust. The independent Trustees are those Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act, and are not employees of or affiliated with the Fund, the Manager, the Subadviser, or the Sub-Subadvisers.
At least annually, the Board receives from experienced counsel who are independent of the Manager a memorandum discussing the legal standards for the Board’s consideration of proposed investment advisory or subadvisory agreements. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the Sub-Subadvisory Agreements on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board determined that the Sub-Subadvisory Agreements were reasonable and in the best interests of the Fund, and approved the Sub-Subadvisers. The Board’s decision to approve the Sub-Subadvisory Agreements reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements. In reaching this decision, the Board did not assign relative weights to factors discussed herein, or deem any one or group of them to be controlling in and of themselves.
A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment managers and subadvisers, or sub-subadvisers, and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.
(1) The nature, extent, and quality of services provided by the Sub-Subadvisers. In deciding to approve the Sub-Subadvisers, the Board considered the reputation, financial strength and resources of the Sub-Subadvisers, taking into account that they are affiliated with the Subadviser and part of BlackRock. The Board also considered, in particular, that the Subadviser and the portfolio management team of the Fund, and their investment philosophy and process, would remain unchanged, and that the Sub-Subadvisers were proposed to be added to enhance the operational efficiency of the Subadviser’s management of the Fund in certain European and Asian markets. The Board therefore determined, based upon the information provided by the Manager, that the proposed addition of the Sub-Subadvisers, and the nature, extent and quality of the services to be provided by the Sub-Subadvisers, likely would benefit the Fund and its shareholders.
(2) The investment performance of the Fund and the Sub-Subadvisers. The Board receives regular quarterly reporting regarding the investment performance of the Fund and is, therefore, familiar with the performance of the Subadviser and portfolio management team with respect to the Fund. The Board considered that the Subadviser and the portfolio management team responsible for the investment performance of the Fund will remain unchanged. The Board noted that the performance of the Fund, as managed by the Subadviser, has been satisfactory. The Board considered that the Sub-Subadvisers were proposed to be added to enhance the operational efficiency of the Subadviser’s management of the Fund in certain European and Asian markets. The Board also received information regarding the extent to which the Fund was invested in those markets as of September 30, 2021. Based on the information provided by the Manager, the Board determined that the investment performance of the Fund and the Subadviser has been satisfactory, and that the addition of the Sub-Subadvisers was not likely to impact the investment performance of the Funds.
(3) The costs of services to be provided and profits to be realized by the Sub-Subadvisers and their affiliates from their relationship with the Fund. The Board considered that the advisory fees paid by the Fund to the Manager and the subadvisory fees paid by the Manager to the Subadviser would remain unchanged. The Board noted that the subadvisory fees paid by the Manager to the Subadviser were the result of arm’s-length negotiation between the Manager and the Subadviser. The Board also considered that the Subadviser would pay the fees of its affiliated Sub-Subadvisers out of the subadvisory fees paid by the Manager, at no additional cost of the Funds. The Board also considered that it had recently, at a meeting held September 14, 2021, received information regarding the Subadvisor’s cost of services and profits, and the Fund’s total expense ratio (including management fees and operating expenses) as compared with a peer group, and had concluded that the fees paid by the Fund were not unreasonable. At the meeting held September 14, 2021, the Board had unanimously approved the continuation of both the Management Agreement and the Subadvisory Agreement. Under these circumstances, the Board concluded at the meeting on November 16, 2021, that the costs of services to be provided and profits to be realized by the Sub-Subadvisers was not unreasonable.
(4) and (5) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale. The Board considered the possibility that the Subadviser and Sub-Subadvisers, or the Manager, may realize certain economies of scale as the Fund grows larger. The Board noted, however, that the Sub-Subadvisory Agreements would not directly affect the economies of scale realized by the Fund, because the Sub-Subadvisers are paid by the Subadviser out of its subadvisory fees received from the Manager.  The Board noted that the fee schedule in the Subadvisory Agreement contains breakpoints that reduce the fee rate on assets above $100 million and above $300 million and that the Fund had approximately $2.69 billion in net assets at December 31, 2021. The Board also noted that the fee schedule in the Management Agreement does not contain breakpoints that would reduce the fee rate as assets increase. However, the Manager has agreed to “cap” the Fund’s expenses at 0.70%, which could have the effect of reducing expenses in a manner similar to advisory/subadvisory fee breakpoints. The Board further noted that the Manager has committed to continue to consider the continuation of fee “caps” or additional fee breakpoints as the Fund grows larger.  Having taken these factors into account, the Board concluded that the fee terms of the Sub-Subadvisory Agreements were acceptable.
Affiliated Brokerage Commissions
During the fiscal year ended December 31, 2021, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Fund, the Manager, the Subadviser or Sub-Subadvisers.
RECORD OF OUTSTANDING SHARES
The Fund had 240,814,625.948 shares outstanding at close of business on December 31, 2021.
The officers and trustees of the Trust cannot directly own shares of the Fund and they cannot beneficially own shares of the Fund unless they purchase Contracts issued by Allianz. At December 31, 2021, the officers and trustees of the Trust as a group beneficially owned less than one percent of the outstanding shares of the Fund.
To the best knowledge of the Fund, no person other than the FOF Trust owned, of record or beneficially, 5% or more of the outstanding shares of the Fund at December 31, 2021. At December 31, 2021, the FOF Trust held 98.9% of the total outstanding shares of the Funds, or 238,159,697.751 shares.
REPORTS AVAILABLE
Upon request, the Trust will send to you a copy of the most recent annual report and the most recent semi-annual report succeeding the annual report, if any.  Please contact the Trust by phone at 1-800-624-0197, or by mail at 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, and one will be sent to you, without charge, by first class mail, within three business days.
The Trust’s practice is to “household,” or consolidate shareholder mailings of information statements to shareholders who share the same address.  This means that a single copy of this information statement is sent to the address of record.  If at any time you wish to receive multiple copies of the information statement at your address, you may contact the Trust by phone at 1-800-624-0197, or by mail at 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, and the Trust will mail additional information statements for each of your accounts within 30 days of your request.  You may also contact the Trust in the same manner and request that you receive a single copy of information statements if you are receiving multiple copies at a particular address.
SHAREHOLDER PROPOSALS
The Trust is not required to hold annual shareholders’ meetings.  Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next shareholders’ meeting cannot be provided.  Any shareholder proposal which may properly be included in the proxy solicitation material for a shareholders’ meeting must be received by the Trust at its offices at 5701 Golden Hills Drive, Minneapolis, MN 55416 by a reasonable time before the Trust begins to print and send proxy materials to shareholders.  A shareholder proposal may be presented at a meeting of shareholders only if such proposal concerns a matter that may be properly brought before the meeting under applicable federal securities laws, state law and the Trust’s governing instruments.